Execution Version
EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of this 17th day of January 2024, by and between HealthEquity, Inc., a Delaware corporation (the “Company”), and Michael H. Fiore (“Executive”).
W I T N E S S E T H :
WHEREAS, the Company desires to employ Executive and to enter into this Agreement to embody the terms of such employment, and Executive desires to enter into this Agreement and to accept the terms and provisions of this Agreement.
NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and Executive hereby agree as follows:
Section 1.Definitions.
(a)“Accrued Obligations” shall mean (i) all accrued but unpaid Base Salary through the date of termination of Executive’s employment, (ii) any unpaid or unreimbursed expenses incurred in accordance with Section 7 hereof, and (iii) any benefits provided under the Company’s employee benefit plans upon a termination of employment, in accordance with the terms contained therein.
(b)“Agreement” shall have the meaning set forth in the preamble hereto.
(c)“Annual Bonus” shall have the meaning set forth in Section 4(b) hereof.
(d)“Base Salary” shall mean the salary provided for in Section 4(a) hereof or any increased salary granted to Executive pursuant to Section 4(a) hereof.
(e)“Board” shall mean the Board of Directors of the Company.
(f)“Cause” shall mean (i) Executive’s act(s) of gross negligence or willful misconduct in the course of Executive’s employment hereunder; (ii) willful failure or refusal by Executive to perform in any material respect Executive’s duties or responsibilities; (iii) misappropriation (or attempted misappropriation) by Executive of any assets or business opportunities of the Company or any other member of the Company Group; (iv) embezzlement or fraud committed (or attempted) by Executive, at Executive’s direction, or with Executive’s prior actual knowledge; (v) Executive’s conviction of or pleading “guilty” or “ no contest” to, (x) a felony or (y) any other criminal charge that has, or could be reasonably expected to have, an adverse impact on the performance of Executive’s duties to the Company or any other member of the Company Group or otherwise result in material injury to the reputation or business of the Company or any other member of the Company Group; (vi) any material violation by Executive of the policies of the Company, including but not limited to those relating to sexual harassment, insider trading, or business conduct, and those otherwise set forth in the manuals or statements of policy of the Company; or (vii) Executive’s material breach of this Agreement or breach of the CIAA.
(g)If, within ninety (90) days subsequent to Executive’s termination for any reason other than by the Company for Cause, the Company determines that Executive’s employment could have been terminated for Cause pursuant to subparts (i), (iii), (iv), or (v) of the preceding paragraph (the “Post-Termination Cause Determination”), Executive’s employment will be deemed to have been terminated for Cause for all purposes, and Executive will be required to disgorge to the Company all amounts received pursuant to this Agreement or otherwise on account of such termination that would not have been paid or payable to Executive had such termination been by the Company for Cause. Notwithstanding the foregoing, the Company may assert a Post-Termination Cause Determination if, and only if, the Board did not have actual knowledge of facts supporting its Post-Termination Cause Determination prior to the termination of Executive’s employment.
(h)CIAA” shall mean the Confidentiality and Invention Assignment Agreement attached hereto as Exhibit A.
(i)“COBRA” shall mean Part 6 of Title I of the Employee Retirement Income Security Act of 1974, as amended, and Section 4980B of the Code, and the rules and regulations promulgated under any of them.
(j)“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
(k)“Commencement Date” shall have the meaning set forth in Section 2 hereof.
(l)“Company” shall have the meaning set forth in the preamble hereto.
(m)“Company Group” shall mean the Company together with any direct or indirect subsidiaries of the Company.
(n)“Compensation Committee” shall mean the Board or the committee of the Board designated to make compensation decisions relating to senior executive officers of the Company Group.
(o)“Delay Period” shall have the meaning set forth in Section 13 hereof.
(p)“Disability” shall mean any physical or mental disability or infirmity of Executive that prevents the performance of Executive’s duties for a period of (i) ninety (90) consecutive days or (ii) one hundred twenty (120) non-consecutive days during any twelve (12) month period. Any question as to the existence, extent, or potentiality of Executive’s Disability upon which Executive and the Company cannot agree shall be determined by a qualified, independent physician selected and paid for by the Company and approved by Executive (which approval shall not be unreasonably withheld). The determination of any such physician shall be final and conclusive for all purposes of this Agreement.
(q)“Executive” shall have the meaning set forth in the preamble hereto.
(r)
(s)
(t)“Good Reason” shall mean, without Executive’s consent, (i) a material diminution in Executive’s title, duties, or responsibilities as set forth in Section 3 hereof such that Executive is no longer serving in a senior executive capacity for the Company, (ii) a material reduction in

Base Salary set forth in Section 4(a) hereof or Annual Bonus opportunity set forth in Section 4(b) hereof (other than pursuant to an across-the-board reduction applicable to all similarly situated executives as set forth in Section 4(a) hereof), (iii) the relocation of Executive’s principal place of employment (as provided in Section 3(c) hereof) more than fifty (50) miles from its current location, or (iv) any other material breach of a provision of this Agreement by the Company (other than a provision that is covered by clause (i), (ii), or (iii) above). Executive acknowledges and agrees that Executive’s exclusive remedy in the event of any breach of this Agreement shall be to assert Good Reason pursuant to the terms and conditions of Section 8(e) hereof. Notwithstanding the foregoing, during the Term, in the event that the Board reasonably believes that Executive may have engaged in conduct that could constitute Cause hereunder, the Board may, in its sole and absolute discretion, suspend Executive from performing Executive’s duties hereunder, and in no event shall any such suspension constitute an event pursuant to which Executive may terminate employment with Good Reason or otherwise constitute a breach hereunder; provided, that no such suspension shall alter the Company’s obligations under this Agreement during such period of suspension.
(u)“Initial Equity Award” shall have the meaning set forth in Section 4(c).
(v)“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization, or other form of business entity.
(w)“Release of Claims” shall mean the Release of Claims in substantially the same form attached hereto as Exhibit B (as the same may be revised from time to time by the Company upon the advice of counsel).
(x)“Release Payment” shall have the meaning set forth in Section 8(d)(iv).
(y)“RSU” shall have the meaning set forth in Section 4(c).
(z)“Severance Benefits” shall have the meaning set forth in Section 8(g) hereof.
(aa)“Severance Payments” shall have the meaning set forth in Section 8(d)(iv).
(ab)“Severance Term” shall mean the twelve-month period following Executive’s termination by the Company without Cause (other than by reason of death or Disability) or by Executive for Good Reason and Executive’s execution and non-revocation of the Release of Claims attached as Exhibit B to this Agreement.
(ac)“Term” shall mean the period specified in Section 2 hereof.
Section 2.Acceptance and Term.
The Company agrees to employ Executive, and Executive agrees to serve the Company, on the terms and conditions set forth herein. The Term shall commence on March 25, 2024 or such other date as mutually agreed to by Executive and the Company (the actual date of the commencement of employment, the “Commencement Date”) and shall continue until terminated in accordance with the provisions of Section 8 hereof (the “Term”).
Section 3.Position, Duties, and Responsibilities; Place of Performance.
(a)Position, Duties, and Responsibilities. During the Term, Executive shall be employed and serve as the Executive Vice President, Chief Commercial Officer (together with such other position or positions consistent with Executive’s title as the Chief Executive Officer shall specify from time to time) and shall have such duties and responsibilities commensurate with such title. Executive also agrees to serve as an officer and/or director of any other member of the Company Group, in each case without additional compensation. Executive shall report to the Chief Executive Officer.
(b)Performance. Executive shall devote Executive’s full business time, attention, skill, and best efforts to the performance of Executive’s duties under this Agreement and shall not engage in any other business or occupation during the Term, including, without limitation, any activity that (x) conflicts with the interests of the Company or any other member of the Company Group, (y) interferes with the proper and efficient performance of Executive’s duties for the Company, or (z) interferes with Executive’s exercise of judgment in the Company’s best interests. Notwithstanding the foregoing, nothing herein shall preclude Executive from (i) serving, with the prior written consent of the Board, as a member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses and charitable organizations, (ii) engaging in charitable activities and community affairs, and (iii) managing Executive’s personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii), and (iii) shall be limited by Executive so as not to materially interfere, individually or in the aggregate, with the performance of Executive’s duties and responsibilities hereunder or create a potential business or fiduciary conflict.
(c)Principal Place of Employment. Executive’s principal place of employment shall be in executive’s residence in the State of Connecticut, although Executive understands and agrees that Executive will be required to travel to the Company’s Draper, Utah headquarters and to other sites and locations as needed for business reasons.
Section 4.Compensation.
During the Term, Executive shall be entitled to the following compensation:
(a)Base Salary. Executive shall be paid an annualized Base Salary, payable in accordance with the regular payroll practices of the Company, of not less than $550,000.00, with increases, if any, as may be approved in writing by the Compensation Committee; provided, however, that the foregoing shall not preclude the Company from reducing Executive’s Base Salary as part of an across-the-board reduction applicable to all similarly situated executives of the Company.
(b)Annual Bonus. Executive shall be eligible for an annual incentive bonus award determined by the Compensation Committee in respect of each fiscal year during the Term (the “Annual Bonus”). The target Annual Bonus for each fiscal year shall be 75% of Base Salary, which Executive will be eligible to earn pursuant to written annual bonus plans delivered to Executive from time to time. The Annual Bonus shall be paid to Executive at the same time as annual bonuses are generally payable to other senior executives of the Company, subject to Executive’s continuous employment through the payment date except as otherwise provided for in this Agreement.
(c)Initial Equity Award. Subject to Compensation Committee approval and the commencement of Executive’s employment, Executive shall receive an initial equity award with a grant date fair market value of $5,750,000.00 (the “Initial Equity Award”). The Initial Equity Award will be presented to the Compensation Committee for approval at the first meeting of the Compensation Committee to be held following the Commencement Date, which is expected to be convened on March 27, 2024. The Initial Equity Award will consist of (i) a $4,375,000.00 award of time-based restricted stock units (“RSUs”), which RSUs will vest over four years, with 25% of the RSUs vesting on the one-year anniversary of the vesting commencement date of the grant (such one-year anniversary expected to be April 1, 2025) and thereafter vesting quarterly on a pro rata basis, and (ii) a $1,375,000.00 award of performance based restricted stock on the terms approved by the Compensation Committee for the members of the Company’s executive leadership.
Section 5.Employee Benefits.
During the Term, Executive shall be entitled to participate in health, insurance, retirement, and other benefits provided generally to similarly situated executives of the Company. Executive shall also be entitled to the same number of holidays, vacation days, and sick days, as well as any other benefits, in each case as are generally allowed to similarly situated executives of the Company in accordance with the Company policy as in effect from time to time. Nothing contained herein shall be construed to limit the Company’s ability to amend, suspend, or terminate any employee benefit plan or policy at any time without providing Executive notice, and the right to do so is expressly reserved.
Section 6.Key-Man Insurance.
At any time during the Term, the Company shall have the right to insure the life of Executive for the sole benefit of the Company, in such amounts, and with such terms, as it may determine. All premiums payable thereon shall be the obligation of the Company. Executive shall have no interest in any such policy, but agrees to cooperate with the Company in procuring such insurance by submitting to physical examinations, supplying all information required by the insurance company, and executing all necessary documents, provided that no financial obligation is imposed on Executive by any such documents.
Section 7.Reimbursement of Business Expenses.
During the Term, the Company shall pay (or promptly reimburse Executive) for documented, out-of-pocket expenses reasonably incurred by Executive in the course of performing Executive’s duties and responsibilities hereunder, which are consistent with the Company’s policies in effect from time to time with respect to business expenses, subject to the Company’s requirements with respect to reporting of such expenses.
Section 8.Termination of Employment.
(a)General. The Term shall terminate earlier than as provided in Section 2 hereof upon the earliest to occur of (i) Executive’s death, (ii) a termination by reason of a Disability, (iii) a termination by the Company with or without Cause, and (iv) a termination by Executive with or without Good Reason. Upon any termination of Executive’s employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by Executive, Executive shall resign from any and all directorships, committee memberships, and any other positions Executive holds with the Company or any other member of the Company Group. Notwithstanding anything herein to the contrary, the payment (or commencement of a series of payments) hereunder of any “nonqualified deferred compensation” (within the meaning of Section 409A of the Code) upon a termination of employment shall be delayed until such time as Executive has also undergone a “separation from service” as defined in Treas. Reg. 1.409A-1(h), at which time such nonqualified deferred compensation (calculated as of the date of Executive’s termination of employment hereunder)

shall be paid (or commence to be paid) to Executive on the schedule set forth in this Section 8 as if Executive had undergone such termination of employment (under the same circumstances) on the date of Executive’s ultimate “separation from service.”
(b)Termination Due to Death or Disability. Executive’s employment shall terminate automatically upon Executive’s death. The Company may terminate Executive’s employment immediately upon the occurrence of a Disability, such termination to be effective upon Executive’s receipt of written notice of such termination. Upon Executive’s death or in the event that Executive’s employment is terminated due to Executive’s Disability, Executive or Executive’s estate or Executive’s beneficiaries, as the case may be, shall be entitled to:
(i)The Accrued Obligations;
(ii)Any unpaid Annual Bonus in respect of any completed fiscal year that has ended prior to the date of such termination, if any, which amount shall be paid at such time annual bonuses are paid to other senior executives of the Company, but in no event later than the date that is 2½ months following the last day of the fiscal year in which such termination occurred; and
(iii)Subject to achievement of the applicable performance objectives for the fiscal year of the Company in which Executive’s termination occurs, as determined by the Compensation Committee, payment of the Annual Bonus that would otherwise have been earned in respect of the fiscal year in which such termination occurred, pro-rated to reflect the number of days Executive was employed during such fiscal year, such amount to be paid at the same time it would otherwise be paid to Executive had no termination occurred, but in no event later than the date that is 2½ months following the last day of the fiscal year of the Company in which such termination occurred.
Following Executive’s death or a termination of Executive’s employment by reason of a Disability, except as set forth in this Section 8(b), Executive shall have no further rights to any compensation or any other benefits under this Agreement.
(c)Termination by the Company with Cause.
(i)The Company may terminate Executive’s employment at any time with Cause, effective upon Executive’s receipt of written notice of such termination, provided that, to be effective, such written notice must be provided to Executive within sixty (60) days of the Board having actual knowledge of the occurrence of such event and further provided that, with respect to any Cause termination relying on clauses (ii), (vi), or (vii) of the definition of Cause set forth in Section 1(f) hereof, to the extent that such act or acts or failure or failures to act are curable, the Board shall provide Executive with written notice of the Company’s intention to terminate Executive with Cause, such notice to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination with Cause is based and to provide Executive with ten (10) days to cure the particular act or acts or failure or failures to act (the “Cure Period”) and such termination shall be effective at the expiration of the Cure Period unless Executive has fully cured such act or acts or failure or failures to act that give rise to Cause during such Cure Period.
(ii)In the event that the Company terminates Executive’s employment with Cause, Executive shall be entitled only to the Accrued Obligations. Following such termination of Executive’s employment with Cause, except as set forth in this Section 8(c)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(d)Termination by the Company without Cause. The Company may terminate Executive’s employment at any time without Cause, effective upon Executive’s receipt of written notice of such termination. In the event that Executive’s employment is terminated by the Company without Cause (other than due to death or Disability), Executive shall be entitled to:
(i)The Accrued Obligations;
(ii)Any unpaid Annual Bonus in respect of any completed fiscal year that has ended prior to the date of such termination, which amount shall be paid at such time annual bonuses are paid to other senior executives of the Company, but in no event later than the date that is 2½ months following the last day of the fiscal year in which such termination occurred;
(iii)Subject to achievement of the applicable performance objectives for the fiscal year of the Company in which Executive’s termination occurs, as determined by the Compensation Committee, payment of the Annual Bonus that would otherwise have been earned in respect of the fiscal year in which such termination occurred, pro-rated to reflect the number of days Executive was employed during such fiscal year, such amount to be paid at the same time it would otherwise be paid to Executive had no termination occurred, but in no event later than the date that is 2½ months following the last day of the fiscal year of the Company in which such termination occurred;
(iv)So long as Executive has executed and not revoked the Release of Claims attached as Exhibit B to this Agreement and Executive continues to abide by the terms of the CIAA, the continued payment of Executive’s monthly Base Salary during the Severance Term, payable in accordance with the Company’s regular payroll practices (the “Severance Payments”). It is expressly acknowledged and agreed that the first installment of the Severance Payments shall be consideration for the covenants and agreements set forth in the Release of Claims (such first installment, the “Release Payment”) and all future Severance Payments are conditioned upon Executive’s continued compliance with the CIAA.
(v)Notwithstanding any provision to the contrary in any stock option agreement or any equity plan maintained by the Company, all stock options held by Executive as of the date of Executive’s termination of employment shall remain exercisable until the earlier to occur of (a) the expiration date of such stock option and (b) the twelve (12) month anniversary of Executive’s termination; and
(vi)To the extent permitted by applicable law without any penalty to Executive or any member of the Company Group and subject to (1) Company’s obligations under the American Rescue Plan Act of 2021 and (2) Executive’s election of COBRA continuation coverage under the Company’s group health plan and Executive’s payment of all COBRA continuation coverage insurance premiums, on the first regularly scheduled payroll date of each month of the Severance Term, the Company will reimburse Executive an amount equal to the “applicable percentage” of the monthly COBRA premium cost; provided, that the payments pursuant to this clause (vi) shall cease earlier than the expiration of the Severance Term in the event that Executive becomes eligible to receive any health benefits, including through a spouse’s employer, during the Severance Term and/or if the Company determines that Executive is in violation of Executive’s obligations under the Confidentiality and Invention Assignment Agreement attached hereto as Exhibit A. If the Company determines that Executive is in violation of Executive’s obligations under the Confidentiality and Invention Assignment Agreement attached hereto as Exhibit A then Company’s reimbursement of such COBRA premiums shall cease immediately. If Executive becomes eligible to receive any health benefits, including through a spouse’s employer, during the Severance Term, Executive shall be required to notify Company of such within 15 days of Executive obtaining such alternate health insurance coverage. Upon receipt of such notification, Company shall cease providing Executive any further reimbursement of COBRA premiums. For purposes hereof, the “applicable percentage” shall be the percentage of Executive’s health care premium costs covered by the Company as of the date of termination. Amounts paid by the Company will be taxable to the extent required to avoid adverse consequences to Executive or the Company under either Section 105(h) of the Code or the Patient Protection and Affordable Care Act of 2010. At the end of the Severance Term, Executive shall receive no further reimbursement from the Company of any COBRA continuation coverage insurance premiums that Executive pays for the duration of the COBRA continuation period that Executive may be eligible for under applicable state and federal law.
So long as Executive has received the Release Payment, notwithstanding the foregoing, the payments and benefits described in clauses (ii), (iii), (iv), (v) and (vi) above shall immediately terminate, and the Company shall have no further obligations to Executive with respect thereto, in the event that the Company determines that Executive has breached any provision of the CIAA. Executive agrees that in the event the Company has determined that Executive has breached the CIAA and Company has ceased making Severance Payments, that so long has Executive has received the Release Payment, the Release of Claims attached as Exhibit B hereto shall remain in full force and effect notwithstanding the cessation of Severance Payments by Company. For the avoidance of doubt, the cessation of Severance Payments by Company as a result of the Company’s determination that the Executive is in breach of the CIAA shall in no way impact the enforceability of the CIAA or otherwise relieve Executive from the duties and obligations thereunder. Following such termination of Executive’s employment by the Company without Cause, except as set forth in this Section 8(d), Executive shall have no further rights to any compensation or any other benefits under this Agreement. For the avoidance of doubt, Executive’s sole and exclusive remedy upon a termination of employment by the Company without Cause shall be receipt of the Severance Benefits.
(e)Termination by Executive with Good Reason. Executive may terminate Executive’s employment with Good Reason by providing the Company written notice setting forth in reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be provided to the Company within sixty (60) days of the occurrence of such event. Said notice shall state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Good Reason is based and shall provide the Company with a Cure Period (as defined in Section 8(c)(i) above), and such termination shall be effective at the expiration of the Cure Period unless the Company has fully cured such act or acts or failure or failures to act that give rise to Good Reason during such Cure Period. In the event of termination with Good Reason, Executive shall be entitled to the same payments and benefits as provided in Section 8(d) hereof for a termination by the Company without Cause, subject to the same conditions on payment and benefits as described in Section 8(d) hereof. Following such termination of Executive’s employment by Executive with Good Reason, except as set forth in this Section 8(e), Executive shall have no further rights to any compensation or any other benefits under this Agreement. For the avoidance of doubt, Executive’s sole and exclusive remedy upon a termination of employment with Good Reason shall be receipt of the Severance Benefits. So long as Executive has received the Release Payment, notwithstanding the foregoing, the payments and benefits described in clauses (ii), (iii), (iv), (v) and (vi) of Section 8(d) above that would otherwise be due and owing under this Section (e) shall immediately terminate, and the Company shall have no further obligations to Executive with respect thereto, in the event that the Company determines that Executive has breached any provision of the CIAA. Executive agrees that in the event that the Company has determined that Executive has breached the CIAA and Company has ceased making Severance

Payments, that so long has Executive has received the Release Payment, the Release of Claims attached as Exhibit B hereto shall remain in full force and effect notwithstanding the cessation of Severance Payments. For the avoidance of doubt, the cessation of Severance Payments by Company as a result of the Company’s determination that the Executive is in breach of the CIAA shall in no way impact the enforceability of the CIAA or otherwise relieve Executive from the duties and obligations thereunder. Following such termination of Executive’s employment by the Executive with Good Reason, except as set forth in this Section 8(e), Executive shall have no further rights to any compensation or any other benefits under this Agreement. For the avoidance of doubt, Executive’s sole and exclusive remedy upon a termination of employment by the Company without Cause shall be receipt of the Severance Benefits.
(f)Termination by Executive without Good Reason. Executive may terminate Executive’s employment without Good Reason by providing the Company thirty (30) days’ written notice of such termination. In the event of a termination of employment by Executive under this Section 8(f), Executive shall be entitled only to the Accrued Obligations. In the event of termination of Executive’s employment under this Section 8(f), the Company may, in its sole and absolute discretion, by written notice accelerate such date of termination without changing the characterization of such termination as a termination by Executive without Good Reason. Following such termination of Executive’s employment by Executive without Good Reason, except as set forth in this Section 8(f), Executive shall have no further rights to any compensation or any other benefits under this Agreement.
(g)Release. Notwithstanding any provision herein to the contrary, the payment of any amount or provision of any benefit pursuant to subsection (b), (d), or (e) of this Section 8 (other than the Accrued Obligations) (collectively, the “Severance Benefits”) shall be conditioned upon Executive’s execution, delivery to the Company, and non-revocation of the Release of Claims attached as Exhibit B hereto (and the expiration of any revocation period contained in such Release of Claims) within sixty (60) days following the date of Executive’s termination of employment hereunder. If Executive fails to execute the Release of Claims in such a timely manner so as to permit any revocation period to expire prior to the end of such sixty (60) day period, or timely revokes Executive’s acceptance of such release following its execution or thereafter repudiates such Release of Claims, Executive shall not be entitled to any of the Severance Benefits. Further, (i) to the extent that any of the Severance Benefits constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Code, any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the sixtieth (60th) day following the date of Executive’s termination of employment hereunder, but for the condition on executing the Release of Claims as set forth herein, shall not be made until the first regularly scheduled payroll date following such sixtieth (60th) day and (ii) to the extent that any of the Severance Benefits do not constitute “nonqualified deferred compensation” for purposes of Section 409A of the Code, any payment of any amount or provision of any benefit otherwise scheduled to occur following the date of Executive’s termination of employment hereunder, but for the condition on executing the Release of Claims as set forth herein, shall not be made until the first regularly scheduled payroll date following the date the Release of Claims is timely executed and the applicable revocation period has ended, after which, in each case, any remaining Severance Benefits shall thereafter be provided to Executive according to the applicable schedule set forth herein. For the avoidance of doubt, in the event of a termination due to Executive’s death or Disability, Executive’s obligations herein to execute and not revoke the Release of Claims may be satisfied on Executive’s behalf by Executive’s estate or a person having legal power of attorney over Executive’s affairs.

Section 9.Confidentiality and Invention Assignment Agreement.
As a condition of, and prior to commencement of, Executive’s employment with the Company, Executive shall have executed and delivered to the Company the Confidentiality and Invention Assignment Agreement attached hereto as Exhibit A. The parties hereto acknowledge and agree that this Agreement and the Confidentiality and Invention Assignment Agreement attached hereto as Exhibit A shall be considered separate contracts, and the Confidentiality and Invention Assignment Agreement attached hereto as Exhibit A will survive the termination of this Agreement for any reason.
Section 10.Representations and Warranties of Executive.
Executive represents and warrants to the Company that—
(a)Executive is entering into this Agreement voluntarily and that Executive’s employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by Executive of any agreement to which Executive is a party or by which Executive may be bound;
(b)Executive has not violated, and in connection with Executive’s employment with the Company will not violate, any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer by which Executive is or may be bound; and
(c)in connection with Executive’s employment with the Company, Executive has not used and will not use any confidential or proprietary information Executive may have obtained in connection with employment with any prior employer.
Section 11.Taxes.
The Company may withhold from any payments made under this Agreement all applicable taxes, including, but not limited to, income, employment, and social insurance taxes, as shall be required by law. Executive acknowledges and represents that the Company has not provided any tax advice to Executive in connection with this Agreement and that Executive has been advised by the Company to seek tax advice from Executive’s own tax advisors regarding this Agreement and payments that may be made to Executive pursuant to this Agreement, including specifically, the application of the provisions of Section 409A of the Code to such payments.
Section 12.Set Off; Mitigation.
The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim, and recoupment of amounts owed by Executive to any member of the Company Group; provided, however, that (i) prior to exercising any right of set-off, counterclaim, or recoupment, the Company shall provide Executive with written notice setting forth, in detail, the facts on which it relies to support its claim of set-off, counterclaim, or recoupment; (ii) to the extent any amount so subject to set-off, counterclaim, or recoupment is payable in installments hereunder, such set-off, counterclaim, or recoupment shall not modify the applicable payment date of any installment; and (iii) to the extent an obligation cannot be satisfied by reduction of a single installment payment, any portion not satisfied shall remain an outstanding obligation of Executive and shall be applied to the next installment only at such time the installment is otherwise payable pursuant to the specified payment schedule. Executive shall not be required to mitigate the amount of any payment or benefit provided pursuant to this Agreement by seeking other employment or otherwise, and except as provided in Section 8(d)(vi) hereof, the amount of any payment or benefit provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of Executive’s other employment or otherwise.
Section 13.Additional Section 409A Provisions.
Notwithstanding any provision in this Agreement to the contrary—
(a)Any payment otherwise required to be made hereunder to Executive at any date as a result of the termination of Executive’s employment shall be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code (the “Delay Period”). On the first business day following the expiration of the Delay Period, Executive shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule set forth herein.
(b)Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code.
(c)To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Executive, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause (iii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.
(d)While the payments and benefits provided hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A of the Code, in no event whatsoever shall the Company or any of its affiliates (including, without limitation, the Company) be liable for any additional tax, interest, or penalties that may be imposed on Executive as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A of the Code).
Section 14.Golden Parachute Tax Provision.
Section 15.If there is a change in ownership or control of the Company that would cause any payment or distribution by the Company or any other Person or entity to Executive or for Executive’s benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) to be subject to the excise tax imposed by Section 4999 of the Code (such excise tax, together with any interest or penalties incurred by Executive with respect to such excise tax, the “Excise Tax”), then Executive will receive the greatest of the following, whichever gives Executive the highest net after-tax amount (after taking into account federal, state, local and social security taxes): (a) the Payments or (b) one dollar less than the amount of the Payments that would subject Executive to the Excise Tax (the “Safe Harbor Amount”).  If a reduction in the Payments is necessary so that the Payments equal the Safe Harbor Amount and none of the Payments constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), then the reduction shall occur in the manner Executive elects in writing prior to the date of payment.  If any Payment constitutes nonqualified deferred compensation or if Executive fails to elect an order, then the Payments to be reduced will be determined in a manner which has the least economic cost to Executive and, to the extent the economic cost is equivalent, will be reduced in the inverse order of when payment would have been made to Executive, until the reduction is achieved.  All determinations required to be made under this Section 14, including whether and when the Safe Harbor Amount is required and the amount of the reduction of the Payments and the assumptions to be utilized in arriving at such determination, shall be made by a certified public accounting firm designated by the Company (the “Accounting Firm”).  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  Any determination by the Accounting Firm shall be binding upon Company and Executive.
Section 16.Clawback.
All payments made pursuant to this Agreement are subject to the “clawback” obligations of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Act, as may be amended from time to time, any other “clawback” obligations pursuant to applicable law, rules, and regulations, and the Company’s Clawback Policy, as may be amended by the Board from time-to-time.
Section 17.Indemnification.
Executive shall be indemnified and held harmless pursuant to the terms and conditions set forth in that certain Indemnification Agreement, dated as of this Agreement, by and between Executive and the Company, as may be amended from time to time (the “Indemnification Agreement”).
Section 18.Successors and Assigns; No Third-Party Beneficiaries.
(a)The Company. This Agreement shall inure to the benefit of the Company and its respective successors and assigns. Neither this Agreement nor any of the rights, obligations, or interests arising hereunder may be assigned by the Company to a Person (other than another member of the Company Group, or its or their respective successors) without Executive’s prior written consent (which shall not be unreasonably withheld, delayed, or conditioned); provided, however, that in the event of a sale of all or substantially all of the assets of the Company or any direct or indirect division or subsidiary thereof to which Executive’s employment primarily relates, the Company may provide that this Agreement will be assigned to, and assumed by, the acquiror of such assets, it being agreed that in such circumstances, Executive’s consent will not be required in connection therewith.
(b)Executive. Executive’s rights and obligations under this Agreement shall not be transferable by Executive by assignment or otherwise, without the prior written consent of the

Company; provided, however, that if Executive shall die, all amounts then payable to Executive hereunder shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee, or if there be no such designee, to Executive’s estate.
(c)No Third-Party Beneficiaries. Except as otherwise set forth in Section 8(b) or Section 17(b) hereof, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Company, the other members of the Company Group, and Executive any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.
Section 19.Waiver and Amendments.
Any waiver, alteration, amendment, or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by each of the parties hereto; provided, however, that any such waiver, alteration, amendment, or modification must be consented to on the Company’s behalf by the Board. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.
Section 20.Severability.
If any covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction, (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.
Section 20.    Arbitration of Disputes
Executive and the Company agree to utilize binding individual arbitration to resolve all disputes that might arise out of or be related in any way to Executive’s employment by the Company. Such disputes include, but are not limited to, claims Executive might bring against the Company for wrongful termination, discrimination, harassment, retaliation, breach of contract, wage and hour violations, and torts such as invasion of privacy, assault and battery, or defamation. Such disputes also include claims that the Company might bring against Executive such as, for example, theft of money or trade secrets, breach of a confidentiality agreement, or breach of a contract. Executive and the Company each specifically waive our respective rights to bring such claims against the other in a court of law and to have a trial by jury.
The only exceptions to binding arbitration shall be for claims arising under the National Labor Relations Act which are brought before the National Labor Relations Board, claims for medical and disability benefits under state workers’ compensation law, claims for unemployment insurance, or other claims that are not subject to arbitration under law. Company shall also have the right to seek a temporary restraining order and/or preliminary injunction to enforce the terms of Exhibit A of this Agreement until such time as an arbitrator can be appointed to assume jurisdiction of any dispute involving Exhibit A of this Agreement. Moreover, nothing herein shall prevent Executive from filing a charge or complaint with the United States Equal Employment Opportunity Commission or a similar state or local agency that allows me to file an administrative charge or complaint. Once the agency’s proceedings are completed, however, if Executive wishes to pursue the matter further Executive understands that Executive must do so under this Agreement.
Executive agreement to arbitrate claims against the Company includes claims Executive might bring against the Company’s parent, subsidiary, affiliated or client entities as well as against owners, directors, officers, managers, employees, agents, contractors, attorneys, benefit plan administrators, and insurers of the Company or of its parent, subsidiary, affiliated or client entities. Executive also agrees to arbitrate claims against any person or entity Executive alleges to be a joint employer with the Company.
Executive and the Company agree that any claims we might pursue against the other in arbitration under this agreement shall be brought in the individual capacity of Executive or the Company. This Agreement shall not be construed to allow or permit the consolidation or joinder of claims of other claimants, or to permit such claims to proceed as a class or collective action. No arbitrator shall have the authority under this Agreement to order any such class or collective action. Any dispute regarding the validity, scope or enforceability of this Agreement, or concerning the arbitrability of a particular claim, shall be resolved by a court, not by the arbitrator. Executive agrees to waive any substantive or procedural rights that Executive may have to bring or participate in an action brought on a class or collective basis.
If Executive wishes to bring a claim to arbitration under this Agreement, Executive understands that Executive must provide a written statement of Executive’s claim to the Head of the Company’s People Department. Executive understands that Executive has the right to be represented by an attorney in the arbitration of any claim under this agreement, but it is not required that Executive have an attorney. Executive further understands that Executive must present any claim in arbitration before the statute of limitations expires for that type of claim.
At the beginning of any arbitration process under this Agreement, Executive and the Company will need to select an arbitrator by mutual agreement. Such an arbitrator shall be a retired state or federal court judge in the state in which the dispute arose, or another qualified and impartial person that Executive and the Company decide upon. In the event we cannot agree on the selection of an arbitrator, Executive and the Company will select an alternative dispute resolution provider and request from that provider a list of an odd number of potential arbitrators. From that list we will alternatively strike arbitrators, with the Company going first, until one arbitrator is left. That arbitrator shall be the arbitrator who will hear our case. If Executive and the Company cannot agree on an alternative dispute resolution provider, an arbitrator will be appointed according to law.
Any arbitration proceeding under this Agreement shall proceed under and be governed by the Federal Arbitration Act, in conformity with the arbitration law of the state in which the dispute arose. In any arbitration proceeding under this Agreement, all rules of pleading under the Federal Rules of Civil Procedure, the Federal Rules of Evidence, and all rights to resolution of the dispute by means of motions for summary judgment or judgment on the pleadings shall apply and be observed unless Executive and the Company agree otherwise. The arbitrator shall have the immunity of a judicial officer from civil liability when acting in the capacity of an arbitrator, which immunity supplements any other existing immunity. Likewise, all communications during or in connection with the arbitration proceedings shall be privileged. The arbitrator’s award(s) shall include the arbitrator’s written reasoned opinion. Resolution of all disputes shall be based solely upon the law governing the claims and defenses pleaded, and the arbitrator may not invoke any basis (including but not limited to, notions of “just cause”) other than such controlling law.
The Company will pay the arbitrator’s fees and other costs relating to the arbitration forum, but Executive and the Company will be responsible for our own costs and for our attorneys’ fees should we choose to be represented by counsel, unless the arbitrator shifts one party’s costs and attorneys’ fees to the other party in accordance with applicable law.
If any term or provision or any portion of this arbitration provision is deemed invalid or unenforceable, it shall be severed and the remainder of this Agreement shall be enforceable. Under no circumstances shall this Agreement be construed to allow arbitration on a class, collective, or other similar basis, however.
Executive confirms that Executive has had time to read this arbitration of disputes provision and ask the Company’s representative any questions Executive had about the arbitration of disputes provision prior to signing this Agreement. Executive further confirms that Executive is signing this Agreement voluntarily and not under any duress or threat of negative consequences for not signing the Agreement.
EXECUTIVE’S SIGNATURE BELOW CONFIRMS THE FACT THAT EXECUTIVE HAS READ, UNDERSTANDS, AND VOLUNTARILY AGREES TO BE LEGALLY BOUND TO ALL OF THE ABOVE TERMS OF THIS SECTION 20. EXECUTIVE FURTHER UNDERSTAND THAT THIS SECTION 20 REQUIRES THE COMPANY AND EXECUTIVE TO ARBITRATE ANY AND ALL DISPUTES THAT ARISE OUT OF EXECUTIVE’S EMPLOYMENT, AND THAT EXECUTIVE AND THE COMPANY ARE GIVING UP OUR RIGHTS TO A TRIAL BY JURY.
Section 21.Governing Law and Jurisdiction.
EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THE VALIDITY, INTERPRETATION, CONSTRUCTION, AND PERFORMANCE OF THIS AGREEMENT IS GOVERNED BY AND IS TO BE CONSTRUED UNDER THE LAWS OF THE STATE OF UTAH APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE, WITHOUT REGARD TO CONFLICT OF LAWS RULES.
Section 22.Notices.
(a)Place of Delivery. Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom or which it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided, that unless and until some other address be so designated, all notices and communications by Executive to the Company shall be mailed or delivered to the Company at its principal executive office, and all notices and communications by the Company to Executive may be given to Executive personally or may be mailed to Executive at Executive’s last known address, as reflected in the Company’s records.
(b)Date of Delivery. Any notice so addressed shall be deemed to be given or received (i) if delivered by hand, on the date of such delivery, (ii) if mailed by courier or by overnight mail, on the first business day following the date of such mailing, and (iii) if mailed by registered or certified mail, on the third business day after the date of such mailing.
Section 23.Section Headings.
The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof or affect the meaning or interpretation of this Agreement or of any term or provision hereof.
Section 24.Entire Agreement.
This Agreement, together with any documents referenced within this Agreement and any exhibits attached hereto and Executive’s Indemnification Agreement, constitutes the entire understanding and agreement of the parties hereto regarding the employment of Executive during the Term of this Agreement. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements between the parties relating to the subject matter of this Agreement.
Section 25.Survival of Operative Sections.
Upon any termination of Executive’s employment, the provisions of Section 8 through 25 of this Agreement (together with any related definitions set forth in Section 1 hereof) shall survive to the extent necessary to give effect to the provisions thereof.
Section 26.Counterparts.
This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual signature or by signature delivered by facsimile or by e-mail as a portable document format (.pdf) file or image file attachment.
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[Signatures to appear on the following page(s).]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.
HEALTHEQUITY, INC.
__________________________
By: Jon Kessler
Title: President and CEO
EXECUTIVE
__________________________
Michael H. Fiore
B-1